Exhibit 99.1

 For Immediate Release

European Summit Meeting Called in Advance of Clinical Study Announcements

SALT LAKE CITY, Utah, April 25, 2007—BSD Medical Corp. (AMEX:BSM) stated today that a summit meeting has been called April 26-27 at Atzelberg Castle near Erlangen, Germany involving leading European medical and radiation oncologists focused on the advances in the research of hyperthermia therapy for treating cancer. Key items on the agenda are a 340-patient Phase III clinical that has been concluded but the results remain under embargo awaiting formal public release, and a new Phase II clinical trial that has shown promising improvement for the prospects of patients with pancreatic cancer.

The summit is being conducted under the direction of Dr. Rolf Sauer, Chairman of Radiation Oncology at Erlangen University Medical Center. Dr. Sauer is also the Chief Editor of “Strahlentherapie und Onkologie,” the longest running journal related to radiation oncology.

The Phase III clinical study recently concluded involved 340 high-risk soft tissue sarcoma patients, comparing the results for patients who received hyperthermia therapy in addition to chemotherapy to those who received chemotherapy treatments alone. The results are prepared for release. The new Phase II clinical study demonstrated improvement in patients with pancreatic cancer, even in the worst stage of the disease. When 12 patients with advanced or metastatic pancreatic cancer who had already failed in the current first line treatment with chemotherapy were given chemotherapy in conjunction with hyperthermia therapy, the one year event-free survival rate was 32%, compared to an expected 18% survival rate at one year. Both studies used the BSD-2000 by BSD Medical Corp. for delivering hyperthermia therapy.

About BSD Medical Corporation

BSD Medical develops systems that deliver precision-guided radiofrequency (RF) and microwave energy into diseased sites of the body, raising them to specified temperatures as required by a variety of medical therapies. These systems have been strategically engineered to offer hospitals and clinics a complete solution for thermal treatment of cancer as provided through microwave/RF systems. BSD Medical’s cancer therapy systems have been used in thousands of treatments for cancer throughout the world, and have been recognized for their innovation, including receipt of the Frost and Sullivan “Technology Innovation of the Year Award” for cancer therapy devices. For further information about BSD Medical visit www.BSDMedical.com.

Statements contained in this press release that are not historical facts are forward-looking statements, as that item is defined in the Private Securities Litigation Reform Act of 1995. All forward-looking statements are subject to risks and uncertainties detailed in the Company’s filings with the Securities and Exchange Commission.

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